Exhibit 10.8
FOUR-YEAR AWARD AGREEMENT
Vistaprint N.V.
Award Agreement for Fiscal Years [20__] to [20__]
under the
Vistaprint N.V. Performance Incentive Plan For Covered Employees
Participant: ______________________
Vistaprint N.V. (the “Company”) hereby agrees to award to the participant named above (the “Participant”) on each of the dates set forth below (the “Vesting Dates”) a cash amount determined pursuant to the formula set forth below (the “Cash Payment Amount”).
By your acceptance of this Award Agreement, you agree that any Cash Payment Amounts will be awarded under and governed by the terms and conditions of the Vistaprint N.V. Performance Incentive Plan For Covered Employees, as amended from time to time (the “Plan”) and by the terms and conditions of the Vistaprint N.V. Performance Incentive Award Agreement — Terms and Conditions (“Terms and Conditions”), which is attached hereto (this Award Agreement and the Terms and Conditions are together referred to as the “Agreement”). If the conditions described in this Agreement are satisfied, the applicable Cash Payment Amounts will be paid under the Plan on the applicable Payment Date (as defined in the Terms and Conditions).
For purposes of this Agreement, there shall be four performance periods, each of which shall last for one fiscal year of the Company (the “Performance Periods”) and each of which ends on a Vesting Date. Except as otherwise provided in the Plan and the Terms and Conditions, for each Performance Period, the Compensation Committee of the Supervisory Board of the Company (the “Compensation Committee”) must certify in writing that the performance criteria set forth below have been satisfied.
Base Amount and EPS Targets
As more fully described in the Terms and Conditions, the Cash Payment Amount paid on the applicable Payment Date shall be determined based on the base amount indicated below (the “Base Amount”) and the extent to which the Company achieves the earnings per share targets (“EPS Targets”) indicated below. The EPS achieved by the Company during a given Performance Period shall be determined in accordance with US generally accepted accounting principles (“US GAAP”). For avoidance of doubt, EPS calculations shall be inclusive (net of) the expense associated with any and all employee compensation or bonus plans, including those made pursuant to the Plan.

Base Amount Per Performance Period: $_______________
EPS Targets:

Performance Periods ending on the following Vesting Dates
	June 30, 2011	June 30, 2012	June 30, 2013	June 30, 2014
EPS Low Target
EPS Medium Target
EPS Upper Target
Calculation of Cash Payment Amount
Payout Threshold Percentages:

	Performance Periods ending on the following Vesting Dates
	June 30, 2011	June 30, 2012	June 30, 2013	June 30, 2014
EPS Low Target	50%	50%	50%	50%
EPS Medium Target	100%	100%	100%	100%
EPS Upper Target	130%	160%	200%	250%
The Cash Payment Amount for any Performance Period shall equal the Base Amount set forth above multiplied by the Applicable Percentage (as defined below).
•	If the EPS Low Target is not achieved for the applicable Performance Period, then the Applicable Percentage shall be deemed to be equal to 0% and no Cash Payment Amount shall be paid.

•	If the EPS Upper Target is achieved or exceeded for the applicable Performance Period, then the Applicable Percentage shall be equal to the highest Payout Threshold Percentage set forth above (for the applicable Vesting Date).

•	If the Company’s earnings per share are greater than or equal to the EPS Low Target, but less than the EPS Upper Target, the Applicable Percentage shall be equal to
i.	the Payout Threshold Percentage for the highest EPS Target achieved with respect to the applicable Performance Period, plus

ii.	a number calculated as follows: (A) a percentage equal to a fraction, the numerator of which shall equal the amount by which earnings per share exceeded such applicable EPS Target and the denominator of which shall equal the difference between the next highest EPS Target that was not achieved and the highest EPS Target achieved, multiplied by (B) the difference between the Payout Threshold Percentage for the next highest EPS Target that was not achieved and the Payout Threshold Percentage for the highest EPS Target achieved.

Example (the following is an example only and does not reflect actual targets or awards)
For example, if for the Performance Period ending June 30, 2014 the Base Amount was $50,000 and the EPS Targets were as follows:

Example EPS Low	Example EPS Medium	Example EPS Upper
Target	Target	Target
$1.64	$2.96	$3.65
and the earnings per share as certified by the Compensation Committee for such Performance Period were $3.00, then the Applicable Percentage would be equal to 108.68%, calculated as follows:
(i) the Payout Threshold Percentage for the EPS Medium Target (the highest EPS Target achieved), or 100%, plus
(ii) 8.68%, calculated as follows: (A) a percentage equal to $0.04 (the amount by which the $3.00 earnings per share achieved exceeded the $2.96 EPS Medium Target) divided by $0.69 (the difference between the $3.65 EPS Upper Target (the next highest EPS Target that was not achieved) and the $2.96 EPS Medium Target (the highest EPS Target achieved), or 5.79%, multiplied by (B) the difference between the Payout Threshold Percentage for the EPS Upper Target (the next highest EPS Target that was not achieved) and the Payout Threshold Percentage for the EPS Medium Target (the highest EPS Target achieved), or 150%.
The Cash Payment Amount for the applicable Performance Period would equal $50,000 (the Base Amount) multiplied by 108.68% (the Applicable Percentage) or $54,340.

Accepted and Agreed:		Vistaprint N.V.

By:		By:
	Name:		Name:
Title

Vistaprint N.V.
Award Agreement for Fiscal Years [20__] to [20__]
under the
Vistaprint N.V. Performance Incentive Plan For Covered Employees
Terms and Conditions
1. Award. If all the conditions set forth in this Agreement are satisfied, on the applicable Payment Date (as defined below), a Cash Payment Amount will be made under the Plan to the Participant named in the accompanying Award Agreement. Except as provided in Section 3 below or Articles VI and XI of the Plan, (i) no Cash Payment Amount shall be made until the applicable Payment Date, and (ii) the Participant shall have no rights to any Cash Payment Amount until the Vesting Date. Except where the context otherwise requires, the term “the Company” shall include any Related Company. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Award Agreement or the Plan.
2. Conditions for the Award. Except as provided in Section 3 below or Articles VI and XI of the Plan, a Cash Payment Amount shall be paid only if all of the following conditions are satisfied:
     (a) The Participant is, and has continuously been, an employee of the Company beginning with the date of this Agreement and continuing through the Vesting Date.
     (b) The performance criteria set forth in the accompanying Award Agreement are satisfied during the Performance Period. The Compensation Committee must determine and certify in writing at the end of the Performance Period the extent, if any, to which the performance criteria have been achieved. In making its determination, the Compensation Committee shall adjust the performance criteria proportionately to take into account:
     (1) Reductions in earnings per share, as compared to the EPS Targets set forth in the Award Agreement for the applicable Performance Period, that the Compensation Committee reasonably determines have resulted from any acquisitions or dispositions of businesses by the Company and/or any of its subsidiaries (the “Consolidated Company”) that are completed during or before the Performance Period but after the date on which the Compensation Committee determines the EPS Targets set forth in the Award Agreement (the “Eligible Period”), including but not limited to the amortization of intangibles and other assets, transaction costs and expenses, and additional dilution resulting from the acquisition or disposition.
     (2) Reductions in earnings per share, as compared to the EPS Targets set forth in the Award Agreement for the applicable Performance Period, that result directly from amounts that are paid or payable by the Consolidated Company during the applicable Performance Period (1) under any settlement agreement between the Consolidated Company and Soverain Software LLC or any of its affiliates, or (2) in damages or penalties awarded by a court in a final, nonappealable judgment, in each case in connection with the lawsuit originally filed by Soverain Software on June 26, 2009 in the United States District Court for the Eastern District of Texas, including any appeals thereto, and in each case where the settlement or court award occurred during Eligible Period.
     (3) Changes (whether reductions or increases) in earnings per share, as compared to the EPS Targets set forth in the Award Agreement for the applicable Performance Period, that result directly from amounts that are paid or payable to or by the Consolidated Company during the applicable Performance Period (1) under any agreement that the Consolidated Company or any of its subsidiaries enter into in settlement of a Lawsuit, or (2) in damages or penalties awarded by a court or other governmental agency in final nonappealable judgment of a Lawsuit, in each case where the settlement or award occurred during the Eligible Period. A “Lawsuit” is a lawsuit or similar process for presenting claims for adjudication by any state, federal, national or local court or governmental or regulatory agency in which (a) the Consolidated Company is a party and (b) the aggregate amount of settlement, damages and/or penalties paid or payable to or by the Consolidated Company is $2,000,000 or more. The $2,000,000 threshold applies to each individual Lawsuit, not in the aggregate to all Lawsuits affecting the Performance Period. If the $2,000,000 threshold is reached with respect to the settlement or adjudication of a Lawsuit, then the performance criteria shall be proportionately adjusted to take into account the full amount of the settlement, damages or penalties, not just the amounts over $2,000,000.
     (4) Any effect of the Company’s changing the basis of its financial statements filed with the US Securities and Exchange Commission (the “SEC” ) from US GAAP to International Financial Reporting Standards or another accounting standard permitted by the SEC for use by registered companies (“New Accounting Standard”). If the EPS Targets are determined in accordance with US GAAP and the Company elects to report its financial results to the SEC in accordance with the New Accounting Standard for a Performance Period, then the Compensation Committee shall reconcile the financial results prepared in accordance with the New Accounting Standard for filing with the SEC to the results that would have been reported for such Performance Period in accordance with US GAAP and determine the extent, if any, to which the performance criteria have been achieved by comparing the EPS Targets set forth in the Award Agreement for the applicable Performance Period to the reconciled US GAAP results for such Performance Period.
     (c) Cash Payment Amounts shall be paid only in the amounts determined pursuant to the formula provided under the heading “Calculation of Cash Payment Amount” in the Award Agreement. If the applicable EPS Low Target is not achieved during the applicable Performance Period, no Cash Payment Amount shall be paid for such period.
3. Employment Events Affecting Payment of Award.
     (a) If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the end of any Performance Period, then the Participant or his estate will nevertheless be eligible to receive on the Payment Date the pro rata share of the Cash Payment Amount based on the number of months of participation during any portion of the Performance Period in which the death or disability occurs.
     (b) If the Participant is terminated other than by reason of death or disability at any time prior to the Vesting Date, then except to the extent specifically provided to the contrary in any other agreement between the Participant and the Company, no Cash Payment Amount will be paid and this Agreement will be of no further force or effect unless the performance criteria set forth in the accompanying Award Agreement are satisfied and the Compensation Committee determines, in its sole discretion, that the Cash Payment Amount is merited.
     (c) If, at any time after the Vesting Date but before the Payment Date, (i) the Participant’s relationship with the Company is terminated by the Company for Cause (as defined below) or (ii) the Participant’s conduct after termination of the employment relationship violates the terms of any non-competition, non-solicitation or confidentiality provision contained in any employment, consulting, advisory, proprietary information, non-competition, non-solicitation or other similar agreement between the Participant and the Company, then, without limiting any other remedy available to the Company, all right, title and interest in and to the Cash Payment Amount shall be forfeited and revert to the Company as of the date of such determination and the Company shall be entitled to recover from the Participant the Cash Payment Amount.

     (d) “Cause,” as determined by the Company (which determination shall be conclusive), means:
     (1) the Participant’s willful and continued failure to substantially perform his or her reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or, if applicable, any failure after the Participant gives notice of termination for Good Reason, as defined in an agreement between the Participant and the Company), which failure is not cured within 30 days after a written demand for substantial performance is received by the Participant from the Supervisory Board which specifically identifies the manner in which the Board believes the Participant has not substantially performed the Participant’s duties; or
     (2) the Participant’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.
For purposes of this Section 3(d), no act or failure to act by the Participant shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company.
4. Change in Control. Upon a Change in Control, the performance criteria set forth in the accompanying Award Agreement for each EPS Medium Target shall be deemed satisfied for the Performance Period in which the Change in Control occurs and for each subsequent Performance Period that is a part of this Award. In lieu of amounts to be determined pursuant to the formula under the heading “Calculation of Cash Payment Amount” in the Award Agreement for each such subsequent Performance Period, the Participant shall be entitled to receive instead a Cash Payment Amount equal to the Base Amount multiplied by the Applicable Percentage for the EPS Medium Target for each applicable subsequent Performance Period, which amount shall be payable as soon as practicable following the Change in Control, but no later than two and one-half months following the Change in Control.
5. No Special Employment or Similar Rights. Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment or other relationship of the Participant with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under the Plan or this Agreement.
6. Withholding Taxes. The Company’s obligation to pay the Cash Payment Amount shall be subject to the Participant’s satisfaction of all applicable income, employment, social charge and other tax withholding requirements under all applicable laws and regulations.
7. Transferability. This Agreement may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) (collectively, a “transfer”) by the Participant, except that this Agreement may be transferred (i) by the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, or (iii) with the prior consent of the Compensation Committee, to or for the benefit of any immediate family member, family trust, family partnership or family limited liability company established solely for the benefit of the Participant and/or an immediate family member of the Participant.
8.	Miscellaneous.
     (a) Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant, unless the Compensation Committee determines that the amendment or modification, taking into account any related action, would not materially and adversely affect the Participant.
     (b) All notices under this Agreement shall be mailed or delivered by hand to the Company at its main office, Attn: Secretary, and to the Participant at his or her last known address on the employment records of the Company or at such other address as may be designated in writing by either of the parties to one another.
     (c) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, USA.